Exhibit 99.1

Brent Yeagy, President and CEO Wabash National Corporation Paths of Change: Strategic Choices to Position Wabash for Growth

Our World and Business Is Changing

How Our World Has Changed in One Year Globally • Tariffs • Supply Constraints • Competitive Labor Market • Changing Regulatory Environment At Wabash • Leadership Change • New Final Mile Products Business • Accelerated Positioning for Growth

People creating a better tomorrow. Putting People First

Disruptive Change vs Evolutionary Change Disruptive vs Evolutionary • Exploits new and radical technology change • Unprecedented performance features • Disruptive internally and externally • High uncertainty, reality changes • Dramatically changes existing markets and creates new ones • Disruptive to organization and changes must occur to be successful

Becoming Agents of Change What Compels a Leader to Disrupt Everything ?

Reality is Brutal Leading at the critical moment takes trust , empathy and courage. Profitable Growth Time Strategic Inflection Point Without Adaptation NEW with Adaptation

Purpose Changes Over Time 1985 1996 2008 2013 Present Disrupt Thrive Survive Rebuild Disrupt Thrive Rebuild

Urbanization, Final Mile & Home Delivery Expansion of Cold Chain / Food Equipment Energy and Chemical Production, Storage & Transportation Increased Regulation (GHG, ELDs, Food Safety) Mega Trends Drive Growth Initiatives

New material technologies will improve durability, reduce weight and grow sales Molded Structural Composite (MSC) What Got Us Here Won’t Get Us There DuraPlate Cell Core DuraPlate Honeycomb Core

Final Mile Growth Accelerated with Supreme Why We Chose Supreme • Accelerates growth in the ~$2.0B final mile equipment market • Builds on Supreme’s 43 - year heritage of truck body manufacturing and broad product portfolio • Distributive manufacturing footprint increases customer reach • Long - standing customer relationships

Near - Term Strategic Priorities Molded Structural Composites (MSC) Commercialization Final Mile Products Growth Tank Trailer Optimization

PEOPLE PURPOSE PERFORMANCE Strategic Choices to Position for Growth

The Wabash Management System 1. TEAM 4. EXECUTION 2. GOVERNANCE 3. STRATEGY

Digital Environment Systems Environment Physical Environment Workplace Transformation

It’s a Ground War, Not an Air War Leading people through periods of change is not done at a distance . You have to keep grinding it out, pressing your people, acknowledging their fears, and pushing for those little changes in what they feel, believe and do.

“Fear stifles our thinking and actions. It creates indecisiveness that results in stagnation.” – Charles Stanley True Innovation Has Risk and Failure

Closing Thoughts 1 2 3 4 5 6 7 It’s hard to develop new ventures if you can’t stop the ones that are not working . The processes that make the core business strong may impede new business development . Corporate entrepreneurship is a collective effort , not an individual effort . Innovative thought takes collaboration with other thinkers, companies and resources . Making real change is a ground war , not an air war. You can’t be afraid of failure. It drives the learning process! Growth takes courage .

Becoming Agents of Change Together What You Can Expect from Us Investing in People and Processes Commitment to Technology Willing to Take Chances Bold Moves Greater Velocity in What We Do Modern and Vibrant Culture What We Expect from You Be Willing to Evolve with Us Invest in Technology with Us Be Prepared to Experiment with Us Make Bold Moves with Us Move Quickly and Purposefully with Us

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